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                                                                 Exhibit 2.k.(2)
                                AMENDMENT TO THE
                COMBINED TRANSFER AGENCY AND REGISTRAR AGREEMENT

     THIS AMENDMENT, to become effective as of the Closing Date (defined below), is made to the Combined Transfer Agency and Registrar Agreement dated June 13, 2003 (the "Agreement") by and among Munder Series Trust ("MST"), on behalf of its series, The Munder Funds, Inc. ("Company"), on behalf of each of its series, The Munder Framlington Funds Trust ("Framlington"), on behalf of each of its series, Munder @Vantage Fund ("@Vantage"), and PFPC Inc. ("PFPC").

                                   WITNESSETH

     WHEREAS, MST, the Company, Framlington, and @Vantage participate in PFPC's DCXchange/(R)/ Program and retain PFPC to perform services with respect to shares of the Funds held by or on behalf of the Participants;

     WHEREAS, PFPC has agreed to sell its proprietary retirement recordkeeping technology and third party servicing business to Wachovia Bank, N.A. ("Wachovia") with an anticipated closing date of June 30, 2003 (the date of actual close shall be referred to herein as the "Closing Date");

     WHEREAS, PFPC desires to facilitate such sale by entering into an agreement with the Funds apart from this Agreement to provide recordkeeping services on behalf of Plans with respect to Shares of the Funds, which will be assigned to Wachovia on the Closing Date;

     WHEREAS, the parties desire to revise the Agreement to reflect the termination of DCXchange/(R)/ Program services by PFPC;

     NOW THEREFORE, MST, the Company, Framlington, and @Vantage and PFPC agree that as of the date first referenced above, the Agreement shall be amended as follows:

1. The parties agree that, effective on the Closing Date, all provisions of the Agreement relating exclusively to the DCXchange/(R)/ Program, including services and fees related thereto, are hereby deleted. As of the Closing Date PFPC will be under no continuing obligation to provide such services pursuant to this Agreement and MST, the Company, Framlington, and @Vantage will be under no continuing obligation to pay to PFPC any fees relating to such services pursuant to this Agreement; provided, however, that MST, the Company, Framlington, and @Vantage remain obligated to PFPC to pay any fees which will have accrued prior to the Closing Date.

2. This Amendment contains the entire understanding among the parties with respect to the transactions contemplated hereby. To the extent that any provision of this Amendment modified or is otherwise inconsistent with any provision of the Agreement and related agreements, this Amendment shall control, but the Agreement and all related documents shall otherwise remain in full force and effect.

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.

MUNDER SERIES TRUST
THE MUNDER FUNDS, INC.
THE MUNDER FRAMLINGTON FUNDS TRUST
MUNDER @VANTAGE FUND                      PFPC INC.


By: /s/ Melanie Mayo West                 By: /s/ Michael DeNotrio
   -----------------------------------       -----------------------------------

Name:  Melanie Mayo West                  Name: Michael DeNotrio
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Title: Assistant Secretary                Title: Executive Vice President
                                                 -------------------------------